UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 30, 2006
MIDWAY GAMES INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12367 (Commission File Number)	22-2906244 (I.R.S. Employer Identification Number)
2704 West Roscoe Street, Chicago, Illinois 60618
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (773) 961-2222
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 30, 2006, Midway Games Inc. (“Midway”) entered into an Indenture, a copy of which is attached hereto as Exhibit 10.1 (the “Indenture”), with Wells Fargo Bank, N.A., as trustee. The Indenture sets forth the rights and provisions governing Midway’s $75 million aggregate principal amount of its 7.125% Convertible Senior Notes due 2026 (the “Notes”). Interest is payable on the Notes semi-annually in arrears on May 31 and November 30 of each year beginning on November 30, 2006. The Notes may be redeemed in whole or in part, at Midway’s option on or after June 6, 2013 at 100% of the principal amount plus any accrued and unpaid interest. In addition, the holders of the Notes may require Midway to repurchase all or a portion of the Notes for 100% of the principal amount, plus any accrued and unpaid interest, on May 31, 2010; May 31, 2016; and May 31, 2021.
     The Notes will be convertible into Midway common stock, at the option of the holders, at a conversion rate of 92.0810 shares per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $10.86. There may be an increase in the conversion rate of the Notes under certain circumstances.
     At any time prior to May 31, 2010, if Midway issues (1) any shares of its common stock, (2) any securities exchangeable or convertible into its common stock, or (3) any rights or warrants to purchase or subscribe for its common stock or securities exchangeable or convertible into its common stock, in each case at a price below the then-effective conversion price of the Notes, the conversion price will be reduced to a new conversion price as calculated in accordance with the Indenture.
     If on any date prior to May 31, 2008, (1) the arithmetic average of the daily volume-weighted average price (‘‘VWAP’’) of the common stock for any 20 trading days within a period of 30 consecutive trading days ending on such date is below $8.00 (as may be adjusted) and (2) 110% of the closing sale price on such date is less than or equal to $8.80 (as may be adjusted), the conversion rate shall be increased as of such date such that the conversion price would be $8.80 (as may be adjusted). And, if on any date prior to May 31, 2008, (1) the VWAP of the common stock for any 20 trading days within a period of 30 consecutive trading days ending on such date is below $6.00 (as may be adjusted) and (2) 110% of the closing sale price such date is less than or equal to $6.60 (as may be adjusted), the conversion rate shall be increased as of such date such that the conversion price would be $6.60 (as may be adjusted). Furthermore, if on May 31, 2008 or May 31, 2009, 110% of the VWAP of the common stock for any 20 trading days within a period of 30 consecutive trading days ending on such date is below the conversion price in effect at that time, the conversion rate shall be increased as of such date such that the conversion price would be 110% of such VWAP. The conversion rate will not be adjusted on May 31, 2008 or May 31, 2009 if 110% of the VWAP of the common stock for such 20 trading days within such period of 30 consecutive trading days ending on such date is equal to or greater than the conversion price in effect at that time. In no event will the conversion rate be increased so that the conversion price would be less than $6.60 (as may be adjusted).
     A holder that surrenders Notes for conversion in connection with certain fundamental changes that occur before June 6, 2013 may, in certain circumstances, be entitled to an increase in the conversion rate. However, in lieu of increasing the conversion rate applicable to those Notes, Midway may, in certain circumstances, elect to change the conversion obligation so that the Notes will be convertible into shares of an acquiring company’s common stock.
     In addition, if, as of the last trading day of any calendar quarter, Sumner M. Redstone and his related parties are the beneficial owners of 90% or more of the aggregate fair market value of all of Midway’s outstanding capital stock, Midway will increase the conversion rate applicable to all Notes by 7.2495 shares per $1,000 principal amount of Notes. The amount of such increase will be subject to adjustment as described in the Indenture.
     Midway is not permitted to incur additional debt, subject to certain exceptions described in the Indenture.
     The above description of the Indenture is qualified in its entirety by reference to the terms of the Indenture, attached hereto as Exhibit 10.1 and incorporated herein by reference.
     On May 30, 2006, Midway entered into a Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.2 (the “Registration Rights Agreement”), with Banc of America Securities LLC, the initial purchaser of the Notes (the “Initial Purchaser”). Pursuant to the terms of the Registration Rights Agreement, Midway agreed, for the benefit of the holders of the Notes, at Midway’s cost, to file with the Securities and Exchange Commission within ninety (90) days after the original issuance of the Notes and use its reasonable best efforts to cause to become effective within two hundred and ten (210) days after the original issuance of the Notes, a shelf registration statement with respect to the resale of the Notes and the shares of common stock issuable upon conversion of the Notes. Midway is obligated to use its reasonable best efforts to keep the Registration Statement effective until the earliest of the following: (i) the date the Notes or underlying shares of common stock have been effectively registered under the Securities Act and disposed of, whether or not in accordance with the shelf registration statement, (ii) the date the Notes or underlying shares of common stock may be sold without restriction pursuant to Rule 144(k) under the Securities Act, (iii) the date the Notes or underlying shares of common stock have been publicly sold pursuant to Rule 144 under the Securities Act, and (iv) the date that is two years after the later of (a) the latest date of the issuance of the Notes and (b) the last date that Midway or any affiliate was the owner of the Notes.
     The above description of the Registration Rights Agreement is qualified in its entirety by reference to the terms of the Registration Rights Agreement, attached hereto as Exhibit 10.2 and incorporated herein by reference.
     In connection with the private offering of the Notes, on May 30, 2006, Midway and several of its subsidiaries entered into the Consent and Seventeenth Amendment to the Loan and Security Agreement among Midway, such subsidiaries, and Wells Fargo Foothill, Inc. dated March 3, 2004, as amended (the “Amendment”), a copy of which is attached hereto as Exhibit 10.3. Under the terms of the Amendment, an event of default will occur if Midway’s common stock or any stock into which the Notes are convertible is neither listed for trading on a United States national securities exchange nor quoted on the Nasdaq National Market.
     The above description of the Amendment is qualified in its entirety by reference to the terms of the Amendment, attached hereto as Exhibit 10.3 and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information provided in response to Item 1.01 of this Current Report on Form 8-K and Item 1.01 of the Current Report on Form 8-K filed on May 24, 2006 is incorporated by reference into this Item 2.03.
Item 3.02 Unregistered Sales of Equity Securities.
     The information provided in response to Item 1.01 of this Current Report on Form 8-K and Item 1.01 of the Current Report on Form 8-K filed on May 24, 2006 is incorporated by reference into this Item 3.02.
     The sale of the Notes closed on May 30, 2006. The aggregate principal amount of Notes offered was $75 million. Midway has paid to the Initial Purchaser in connection with this offering total commission of $2,250,000. The company sold the Notes to the Initial Purchaser under an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “Securities Act”). The Initial Purchaser re-sold the Notes in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Both the exemption under Section 4(2) of the Securities Act for the initial sale of the Notes and the Rule 144A exemption for resale are based upon the representations of the Initial Purchaser in the Purchase Agreement that, among other things, the Initial Purchaser would offer the Notes for resale in the United States solely to “Qualified Institutional Buyers,” as defined by Rule 144A under the Securities Act, and in compliance with the other provisions of Rule 144A.
Item 8.01 Other Events
     On May 30, 2006, Midway issued a press release announcing the closing of the sale of the Notes. A copy of the press release is attached to this report as Exhibit 99.1. Exhibit 99.1 is incorporated herein by this reference. Other details of the transaction are described under Items 1.01 and 3.02 above and in Item 1.01 of Midway’s Current Report on Form 8-K filed on May 24, 2006.

Item 9.01 Financial Statements and Exhibits.
(c)      Exhibits

Exhibit No.	Description

10.1	Indenture, dated as of May 30, 2006, between Midway and Wells Fargo Bank, National Association.

10.2	Registration Rights Agreement, dated as of May 30, 2006 between Midway and the Initial Purchaser.

10.3	Amendment, dated as of May 24, 2006, to Loan and Security Agreement among Midway, several Midway subsidiaries and Wells Fargo Foothill, Inc.

99.1	Press Release of Midway Games Inc. dated May 30, 2006.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWAY GAMES INC.
May 30, 2006	By:	/s/ David F. Zucker
David F. Zucker
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Indenture, dated as of May 30, 2006, between Midway and Wells Fargo Bank, National Association.

10.2	Registration Rights Agreement, dated as of May 30, 2006 between Midway and the Initial Purchaser.

10.3	Amendment, dated as of May 24, 2006, to Loan and Security Agreement among Midway, several Midway subsidiaries and Wells Fargo Foothill, Inc.

99.1	Press Release of Midway Games Inc. dated May 30, 2006.